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Exhibit 1.3

APPROVED by resolution of the Board of Directors of WBD Foods OJSC Minutes No 19-07 of 19 July 2004

REVISIONS AND ADDITIONS No 2
TO THE CHARTER OF
WIMM-BILL-DANN FOODS
OPEN JOINT STOCK COMPANY
(primary state registration number 1037700236738,
location: 16/15 Yauzsky bulvar, room 306, Moscow)

1.
Clause 2.8 of article 2 of the charter of WBD Foods Open Joint Stock Company is approved in the following wording:

"2.8.
Branches and representative offices shall carry out their activities on behalf of the Company that created them. Liability for the activities of branches and representative offices shall be borne by the Company that created them.

The Company has opened the following representative office outside the Russian Federation:

  2.8.1.
  Representative Office of Wimm-Bill-Dann Foods Open Joint Stock Company in Beijing; abbreviated name of the representative office: Representative Office of WBD Foods OJSC in Beijing; location: Beijing, People's Republic of China."

Chairman
Board of Directors of WBD Foods	D. Iakobachvili
Secretary
Board of Directors of WBD Foods	V. N. Kuprienko

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  Exhibit 1.3